As filed with the Securities and Exchange Commission on November 5, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
AXOS FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0867444
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

9205 West Russell Road, Suite 400, Las Vegas, NV	89148
(Address of principal executive offices)	(Zip Code)
Amended and Restated 2014 Stock Incentive Plan
(Full title of the plan)
Derrick K. Walsh
Executive Vice President and Chief Financial Officer
Axos Financial, Inc.
9205 West Russell Road, Suite 400
Las Vegas, NV 89148
(Name and Address of agent for service)
(877) 351-2265, ext. 1341
(Telephone number, including area code, of agent for service)

With a copy to:
John Tishler Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real San Diego, CA 92130-4092, Telephone: (858) 720-8943
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
_________________________________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,000,000	$53.91	$53,910,000	$4,997.46
(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2014 Stock Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.
(2)   Calculated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, by averaging the high and low sales prices of the Registrant’s common stock reported on the New York Stock Exchange on November 1, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*
*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 3. Incorporation of Documents by Reference.
The Securities and Exchange Commission (the “SEC”) allows the Registrant to “incorporate by reference” the information that the Registrant files with the SEC, which means that the Registrant can disclose important information by reference to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:
1.    The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed on August 26, 2021;
2.    The Registrant’s Quarterly Report on Form 10-Q filed with the SEC on October 28, 2021;
3.    The Registrant’s Current Reports on Form 8-K filed with the SEC on September 1, 2021, September 29, 2021 (with respect to item 5.02), October 22, 2021 and November 4, 2021 (with respect to item item 5.02); and
4.    The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed with the SEC on September 13, 2018 including any amendment or report filed for the purpose of updating that description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Our certificate of incorporation and bylaws provide that we will indemnify all of our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also authorize us to indemnify our employees and other agents, at our option, to the extent authorized by the board of directors and permitted by Delaware law. We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for the indemnification of our directors and executive officers for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by or in the right of our company, arising out of that person’s services as a director or officer of our company or any other company or enterprise to which that person provides services at our request to the fullest extent permitted by applicable law. We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers.

Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty to the extent permitted by Delaware law.
The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company in accordance with the provisions contained in our charter documents, Delaware law or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and we will follow the court’s determination.
We also maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.
Item 7. Exemption from Registration Claimed.
None.
Item 8. Exhibits.
See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:
paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the
Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 8.   Exhibits.

Exhibit Number	Description	Incorporated By Reference to
4.1	Certificate of Incorporation of Axos Financial, Inc.	Previously filed with the Delaware Secretary of State on July 6, 1999, and amendments thereto filed on August 19, 1999, February 25, 2003 and January 25, 2005 (incorporated by reference to Exhibit 3.1, 3.2, 3.5, and 3.6, respectively, to the Registration Statement on Form S-1/A (File No. 333-121329) filed on January 26, 2005)
4.2	Certificate of Amendment of Certificate of Incorporation of the Company	Previously filed with the Delaware Secretary of State on October 25, 2013 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 28, 2013)
4.3	Certificate of Amendment of Certificate of Incorporation of the Company	Previously filed with the Delaware Secretary of State on November 5, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 6, 2015)
4.4	Certificate of Amendment of Certificate of Incorporation of the Company	Previously filed with the Delaware Secretary of State on September 11, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 12, 2018)
4.5	Amended and Restated Bylaws of Axos Financial, Inc., effective as of February 25, 2021.	Previously filed on February 26, 2021 as an exhibit to the Registrant’s Report on Form 8-K and incorporated herein by reference.
4.6	Amended and Restated 2014 Stock Incentive Plan of Axos Financial, Inc.	Previously filed on September 8, 2021 as Appendix A to the Proxy Statement on Schedule 14A
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP	Filed herewith
23.1	Consent of BDO USA, LLP	Filed herewith
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP	Included in Exhibit 5.1 filed herewith
24.1	Power of Attorney	Included as part of the signature page to this Registration Statement filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 5, 2021.

AXOS FINANCIAL, INC.

By:	/s/ Gregory Garrabrants
Gregory Garrabrants President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Gregory Garrabrants and Derrick K. Walsh, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign: (1) this Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of shares of common stock of the Registrant to be issued in connection with the Amended and Restated 2014 Stock Incentive Plan; and (2) any one or more amendments to any part of the foregoing Registration Statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such Registration Statement effective or to terminate its effectiveness; and/or to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory Garrabrants	Chief Executive Officer (Principal Executive Officer), Director	November 5, 2021
Gregory Garrabrants

/s/ Derrick K. Walsh	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2021
Derrick K. Walsh

/s/ Paul Grinberg	Chairman of the Board of Directors	November 5, 2021
Paul Grinberg

/s/ Nicholas A. Mosich	Vice Chairman of the Board of Directors	November 5, 2021
Nicholas A. Mosich

/s/ James S. Argalas	Director	November 5, 2021
James Argalas

/s/ Tamara N. Bohlig	Director	November 5, 2021
Tamara N. Bohlig

/s/ Stefani D. Carter	Director	November 5, 2021
Stefani D. Carter

/s/ James Court	Director	November 5, 2021
James Court

/s/ Uzair Dada	Director	November 5, 2021
Uzair Dada

/s/ Edward J. Ratinoff	Director	November 5, 2021
Edward J. Ratinoff